As filed with the Securities and Exchange Commission on May 31, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PennyMac Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1098934 (I.R.S. Employer Identification No.)
3043 Townsgate Road Westlake Village, California (Address of principal executive offices)	91361 (Zip Code)

PennyMac Financial Services, Inc. 2022 Equity Incentive Plan
(Full Title of the Plan)

Derek W. Stark

Senior Managing Director, Chief Legal Officer and Secretary
PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361

(Name and address of agent for service)

(818) 224-7442
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by PennyMac Financial Services, Inc. (the “Registrant”) to register the offer and sale of up to 4,600,000 newly authorized shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the PennyMac Financial Services, Inc. 2022 Equity Incentive Plan (the “2022 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the 2022 Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by the Registrant with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 23, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 5, 2022; and

•	Description of common stock contained in its Registration Statement on Form S-4, initially filed with the SEC on August 2, 2018 (File No. 333-226531) and subsequently amended on September 12, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Registrant’s Amended and Restated Bylaws provide that the Registrant will indemnify and advance expenses to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Registrant’s certificate of incorporation provides that its directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. In addition, the Registrant’s indemnification agreements also provide that it is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

The limited liability company agreement of PNMAC also requires PNMAC to indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the limited liability company agreement of PNMAC are not exclusive.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of New PennyMac Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to PennyMac Financial Services, Inc.’s Form 8-K12B filed on November 1, 2018).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of New PennyMac (incorporated by reference to Exhibit 3.2 to the Form 8-K12B filed on November 1, 2018).

3.3	Amended and Restated Bylaws of New PennyMac Financial Services, Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on November 1, 2018).

3.4	Amendment to Amended and Restated Bylaws of PennyMac Financial Services, Inc. (incorporated by reference to Exhibit 3.2.1 of the Registrant's Periodic Report on Form 10-Q filed on November 4, 2019).

4.1	PennyMac Financial Services, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy filed on April 13, 2022).**

5.1*	Legal opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.
**	Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, State of California, on this 31st day of May, 2022.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/ Derek W. Stark
Derek W. Stark
Senior Managing Director, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Spector and Derek W. Stark, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David A. Spector	Chairman and Chief Executive Officer	May 31, 2022
David A. Spector	(principal executive officer)

/s/ Daniel S. Perotti	Chief Financial Officer	May 31, 2022
Daniel S. Perotti	(principal financial officer)

/s/ Gregory L. Hendry	Chief Accounting Officer	May 31, 2022
Gregory L. Hendry	(principal accounting officer)

/s/ James K. Hunt	Director	May 31, 2022
James K. Hunt

/s/ Jonathon S. Jacobson	Director	May 31, 2022
Jonathon S. Jacobson

/s/ Patrick Kinsella	Director	May 31, 2022
Patrick Kinsella

/s/ Joseph Mazzella	Director	May 31, 2022
Joseph Mazzella

/s/ Anne D. McCallion	Director	May 31, 2022
Anne D. McCallion

/s/ Farhad Nanji	Director	May 31, 2022
Farhad Nanji

/s/ Jeffrey A. Perlowitz	Director	May 31, 2022
Jeffrey A. Perlowitz

/s/ Lisa M. Shalett	Director	May 31, 2022
Lisa M. Shalett

/s/ Theodore W. Tozer	Director	May 31, 2022
Theodore W. Tozer

/s/ Emily Youssouf	Director	May 31, 2022
Emily Youssouf